Exhibit 99.1
For Immediate Release
Press Release

Regeneron Reports Third Quarter 2008 Financial and Operating Results
Tarrytown, New York (November 4, 2008) — Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the third quarter of 2008. The Company reported a net loss of $21.1 million, or $0.27 per share (basic and diluted), for the third quarter of 2008 compared with a net loss of $35.8 million, or $0.54 per share (basic and diluted), for the third quarter of 2007. The Company reported a net loss of $51.2 million, or $0.65 per share (basic and diluted), for the nine months ended September 30, 2008 compared with a net loss of $92.5 million, or $1.40 per share (basic and diluted), for the same period in 2007.
At September 30, 2008, cash, restricted cash, and marketable securities totaled $692.9 million compared with $846.3 million at December 31, 2007. At September 30, 2008, $117.5 million of the Company’s convertible senior subordinated notes remained outstanding. These notes were repaid in full upon their maturity in October 2008.
Current Business Highlights
ARCALYST® (rilonacept) — Inflammatory Diseases
In February 2008, the Company received marketing approval from the U.S. Food and Drug Administration (FDA) for ARCALYST® (rilonacept) Injection for Subcutaneous Use for the treatment of Cryopyrin-Associated Periodic Syndromes (CAPS), including Familial Cold Auto-inflammatory Syndrome (FCAS) and Muckle-Wells Syndrome (MWS) in adults and children 12 and older. In March 2008, ARCALYST became available for prescription in the United States, and the Company began making shipments to our distributors and transitioning the patients who participated in the CAPS pivotal study from clinical study drug to commercial supplies. This transition has been mostly completed and the Company currently projects shipments of ARCALYST to its distributors to total approximately $10 million in 2008.
ARCALYST, an interleukin-1 (IL-1) blocker, is the only therapy approved in the United States for patients with CAPS, a group of rare, inherited, auto-inflammatory conditions characterized by life-long, recurrent symptoms of rash, fever/chills, joint pain, eye redness/pain, and fatigue. Intermittent, disruptive exacerbations or flares can be triggered at any time by exposure to cooling temperatures, stress, exercise, or other unknown stimuli. In July 2008, the Company submitted a Marketing Authorization Application (MAA) with the European Medicines Agency (EMEA) for ARCALYST for the treatment of CAPS in the European Union.

In September 2008, the Company announced the results of a Phase 2 study which evaluated the efficacy and safety of ARCALYST versus placebo in the prevention of gout flares induced by the initiation of uric acid-lowering drug therapy that is used to control gout. In this 83-patient, double-blind, placebo-controlled study, the mean number of flares per patient over the first 12 weeks of urate-lowering therapy was 0.79 with placebo and 0.15 with rilonacept (p=0.0011), an 81 percent reduction. This was the primary endpoint of the study. All secondary endpoints also were met with statistical significance. Injection-site reaction was the most commonly reported adverse event with ARCALYST® (rilonacept) treatment and no serious drug-related adverse events were reported.
Gout is characterized by high blood levels of uric acid, a bodily waste product normally excreted by the kidneys. The uric acid can form crystals in the joints of the toes, ankles, knees, wrists, fingers, and elbows. Chronic treatment with uric acid-lowering medicines, such as allopurinol, is prescribed to eliminate the uric acid crystals and prevent reformation. During the first months of allopurinol therapy while uric acid blood levels are being reduced, the break up of the uric acid crystals can result in stimulation of inflammatory mediators, including IL-1, resulting in acute flares of joint pain and inflammation. These painful flares generally persist for at least five days.
The Company plans to initiate a Phase 3 clinical development program with ARCALYST in the first half of 2009 for both the prevention of gout flares in patients initiating urate-lowering drug therapy and in acute gout. The Company is also planning to initiate clinical studies of ARCALYST in other indications in which IL-1 may play a role.
Aflibercept (VEGF Trap) — Oncology
In their collaboration to develop aflibercept for the treatment of cancer, Regeneron and sanofi-aventis currently are enrolling patients in four Phase 3 trials that combine aflibercept with standard chemotherapy regimens. One trial is evaluating aflibercept as a 2nd line treatment for metastatic colorectal cancer (the VELOUR study) in combination with FOLFIRI (folinic acid (leucovorin), 5-fluorouracil, and irinotecan). A second trial is evaluating aflibercept as a 1st line treatment for metastatic pancreatic cancer in combination with gemcitabine (the VANILLA study). A third trial is evaluating aflibercept as a 1st line treatment for metastatic androgen-independent prostate cancer in combination with docetaxel/prednisone (the VENICE study). The fourth trial is evaluating aflibercept as a 2nd line treatment for metastatic non-small cell lung cancer in combination with docetaxel (the VITAL study). All four trials are studying the current standard of chemotherapy care for the cancer being studied with and without aflibercept. In addition, a Phase 2 study of aflibercept in 1st line metastatic colorectal cancer in combination with folinic acid (leucovorin), 5-fluorouracil, and oxaliplatin is expected to begin by the end of 2008.
Aflibercept is also being studied in a Phase 2 single-agent study in advanced ovarian cancer (AOC) patients with symptomatic malignant ascites (SMA). This trial is more than 90 percent enrolled and patients continue to be enrolled in the study.

Multiple exploratory studies are being or will be conducted in conjunction with the National Cancer Institute (NCI) Cancer Therapy Evaluation Program (CTEP) evaluating aflibercept as a single agent or in combination with chemotherapy regimens in a variety of cancer indications.
VEGF Trap-Eye — Eye Diseases
VEGF Trap-Eye is a specially purified and formulated form of the VEGF Trap for use in intraocular applications. Regeneron and Bayer HealthCare are currently testing VEGF Trap-Eye in a Phase 3 program in patients with the neovascular form of Age-related Macular Degeneration (wet AMD). Regeneron and Bayer HealthCare are also developing VEGF Trap-Eye in diabetic macular edema (DME) and plan to initiate a Phase 2 study in patients with DME by early 2009.
The Phase 3 trials in wet AMD, known as VIEW 1 and VIEW 2 (VEGF Trap: Investigation of Efficacy and Safety in Wet age-related macular degeneration), are comparing VEGF Trap-Eye and ranibizumab (Lucentis®, a registered trademark of Genentech, Inc.), an anti-angiogenic agent approved for use in wet AMD. VIEW 1 is being conducted in North America and VIEW 2 is being conducted in Europe, Asia Pacific, Japan and Latin America. The VIEW 1 and VIEW 2 trials are both evaluating dosing intervals of four and eight weeks for VEGF Trap-Eye compared with ranibizumab dosed according to its U.S. label every four weeks over the first year. As needed dosing (PRN) with both agents will be evaluated in the second year of the studies.
In September 2008, Regeneron and Bayer HealthCare announced the final 52-week endpoint results of a Phase 2 study evaluating VEGF Trap-Eye in wet AMD, which were presented at the 2008 Retina Society meeting in Scottsdale, Arizona. In this double-masked Phase 2 trial, patients were initially treated with either fixed monthly or quarterly dosing for 12 weeks and then continued to receive treatment for another 40 weeks on a PRN dosing schedule. Patients receiving monthly doses of VEGF Trap-Eye of either 2.0 or 0.5 milligrams (mg) for 12 weeks followed by PRN dosing achieved mean improvements in visual acuity versus baseline of 9.0 letters (p<0.0001 versus baseline) and 5.4 letters (p<0.085 versus baseline), respectively, at the end of one year. Patients receiving monthly doses of VEGF Trap-Eye of either 2.0 or 0.5 mg for 12 weeks followed by PRN dosing also achieved mean decreases in retinal thickness versus baseline of 143 microns (p<0.0001 versus baseline) and 125 microns (p<0.0001 versus baseline) at week 52, respectively.
During the week 12 to week 52 PRN dosing period, patients initially dosed on a 2.0 mg monthly schedule received, on average, only 1.6 additional injections and those initially dosed on a 0.5 mg monthly schedule received, on average, 2.5 injections. While PRN dosing following a fixed quarterly dosing regimen (with dosing at baseline and week 12) also yielded improvements in visual acuity and retinal thickness versus baseline at week 52, the results generally were not as robust as those obtained with initial fixed monthly dosing.
VEGF Trap-Eye was generally well tolerated in this Phase 2 study and there were no reported drug-related serious adverse events. There was one reported case of culture-negative endophthalmitis/uveitis in the study eye, which was deemed not to be drug-related. The most commonly reported adverse events were those typically associated with intravitreal injections.

Monoclonal Antibodies
Regeneron and sanofi-aventis are collaborating on the discovery, development, and commercialization of fully human monoclonal antibodies generated by Regeneron using its VelocImmune® technology. The first therapeutic antibody to enter clinical development under the collaboration is REGN88, an antibody to the interleukin-6 receptor (IL-6R) that is being evaluated in rheumatoid arthritis. The Company plans to file Investigational New Drug Applications (INDs) for an antibody to Delta-like ligand-4 (Dll4) by the end of 2008 and one additional antibody product candidate shortly thereafter. The Company and sanofi-aventis plan to advance an average of two to three new antibodies into clinical development each year.
In August 2008, the Company entered into a separate agreement with sanofi-aventis to use its VelociGene® technology platform to supply sanofi-aventis with genetically modified mammalian models of gene function and disease. Sanofi-aventis will pay the Company a minimum of $21.5 million for the term of the agreement, which extends through December 2012, for knock-out and transgenic models of gene function for target genes identified by sanofi-aventis. Sanofi-aventis will use these models for its internal research programs, outside of the scope of the antibody collaboration between the Company and sanofi-aventis.
In September 2008, the Company entered into an agreement under the Company’s Academic VelocImmune® Investigators Program (Academic VIP) that will provide researchers at Columbia University Medical Center with access to the VelocImmune technology platform. Under the agreement, scientists at Columbia will use VelocImmune mice to generate antibodies against their research targets and will conduct research to discover potential human therapeutics based on the antibodies. The Company has an exclusive option to license the antibodies for development and commercialization as therapeutic or diagnostic products.
Financial Results
Revenues
Total revenues increased to $65.6 million in the third quarter of 2008 from $22.3 million in the comparable quarter of 2007, and to $182.6 million in the first nine months of 2008 from $60.3 million in the same period in 2007. The Company’s revenue was comprised of contract research and development revenue, technology licensing revenue, and net product sales.
Contract Research and Development Revenue
Contract research and development revenue relates primarily to the Company’s aflibercept and antibody collaborations with sanofi-aventis and the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare. Contract research and development revenue for the three and nine months ended September 30, 2008 and 2007, consisted of the following:

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2008	2007	2008	2007
Contract research & development revenue
Sanofi-aventis	$42.0	$9.2	$116.3	$34.5
Bayer HealthCare	9.0		28.2
Other	1.9	3.1	5.4	7.4

Total contract research & development revenue	$52.9	$12.3	$149.9	$41.9

For the three and nine months ended September 30, 2008, contract research and development revenue from sanofi-aventis consisted of the following:

	Three months ended		Nine months ended
	September 30,		September 30,
(In millions)	2008	2007	2008	2007
Aflibercept:
Regeneron expense reimbursement	$7.3	$7.0	$29.3	$27.8
Recognition of deferred revenue related to up-front payments	2.1	2.2	6.2	6.7

Total aflibercept	9.4	9.2	35.5	34.5

Antibody:
Regeneron expense reimbursement	29.5		72.4
Recognition of deferred revenue related to up-front payment	2.6		7.9
Other	0.5		0.5

Total antibody	32.6		80.8

Total sanofi-aventis contract research & development revenue	$42.0	$9.2	$116.3	$34.5

Contract research and development revenue from sanofi-aventis included recognition of revenue related to non-refundable, up-front payments of $105.0 million related to the aflibercept collaboration and $85.0 million related to the antibody collaboration.
In connection with the aflibercept collaboration, sanofi-aventis also incurs aflibercept development expenses directly and these expenses have increased in 2008 because of the four Phase 3 clinical trials that sanofi-aventis is overseeing in the oncology program that commenced in the third and fourth quarters of 2007. During the term of the aflibercept collaboration, sanofi-aventis pays 100 percent of agreed-upon aflibercept development expenses incurred by both companies. Following commercialization of an aflibercept product, Regeneron, from its 50 percent share of aflibercept profits, will reimburse sanofi-aventis for 50 percent of aflibercept development expenses previously paid by sanofi-aventis.
For the three and nine months ended September 30, 2008, contract research and development revenue from Bayer HealthCare consisted of the following:

	Three months	Nine months
	ended	ended
(In millions)	September 30, 2008
Cost-sharing of Regeneron VEGF Trap-Eye development expenses	$5.7	$18.3
Recognition of deferred revenue related to up-front and milestone payments	3.3	9.9

Total Bayer HealthCare contract & research development revenue	$9.0	$28.2

In connection with the Company’s VEGF Trap-Eye collaboration with Bayer HealthCare, the Company received a $75.0 million non-refundable, up-front payment in October 2006 and a $20.0 million milestone payment in August 2007. Through September 30, 2007 all payments received from Bayer HealthCare, including the up-front and milestone payments and cost-sharing reimbursements, were fully deferred and included in deferred revenue. In the fourth quarter of

2007, the Company commenced recognizing previously deferred payments from Bayer HealthCare and cost sharing of the Company’s VEGF Trap-Eye development expenses in the Company’s Statement of Operations through a cumulative catch-up. The $75.0 million non-refundable, up-front license payment and $20.0 million milestone payment are being recognized as contract research and development revenue over the related estimated performance period. In periods when the Company recognizes VEGF Trap-Eye development expenses that it incurs under the collaboration, the Company also recognizes, as contract research and development revenue, the portion of those VEGF Trap-Eye development expenses that is reimbursable from Bayer HealthCare. In periods when Bayer HealthCare incurs agreed upon VEGF Trap-Eye development expenses that benefit the collaboration and Regeneron, the Company also recognizes, as additional research and development expense, the portion of Bayer HealthCare’s VEGF Trap-Eye development expenses that the Company is obligated to reimburse.
Technology Licensing Revenue
Regeneron has entered into non-exclusive license agreements with AstraZeneca and Astellas that allow those companies to utilize VelocImmune® technology in their internal research programs to discover human monoclonal antibodies. Each company made a $20.0 million up-front, non-refundable payment in 2007 and agreed to make up to five additional annual payments of $20.0 million, subject to the ability to terminate their agreements after making three additional payments. Upon receipt, these payments are deferred and are recognized as revenue ratably over approximately the ensuing year of each agreement. Regeneron will also receive a mid-single-digit royalty on sales of any antibodies discovered utilizing VelocImmune.
Net Product Sales
In March 2008, the Company commenced shipping ARCALYST® (rilonacept) to its distributors. In the third quarter of 2008, the Company began recognizing product sales revenue for ARCALYST and recorded $2.7 million of product sales, net of related discounts, rebates, and distributor fees. At September 30, 2008, $3.8 million of ARCALYST net product sales was included in deferred revenue in the Company’s financial statements.
Expenses
Total operating expenses for the third quarter of 2008 were $85.5 million, 40 percent higher than the same period in 2007, and $237.9 million for the first nine months of 2008, 46 percent higher than the same period in 2007. Average headcount increased to 851 in the third quarter of 2008 from 639 in the same period of 2007 and increased to 778 for the first nine months of 2008 from 614 in the same period of 2007, due primarily to the Company’s expanding research and development activities principally in connection with the Company’s antibody collaboration with sanofi-aventis.
Operating expenses included non-cash compensation expense related to employee stock option and restricted stock awards of $8.2 million in the third quarter of 2008 and $24.7 million for the first nine months of 2008, compared with $7.0 million and $20.5 million, respectively, for the same periods of 2007.

Research and development (R&D) expenses increased to $73.8 million in the third quarter of 2008 from $51.7 million in the comparable quarter of 2007, and to $201.7 million in the first nine months of 2008 from $136.8 million in the same period of 2007. The Company incurred higher R&D costs primarily related to additional R&D headcount, clinical development costs for VEGF Trap-Eye, ARCALYST, and REGN88, costs related to manufacturing supplies of VEGF Trap-Eye and monoclonal antibodies (including REGN88), and facilities-related costs to support the Company’s expanded research and development activities. Also, as described above, commencing in the fourth quarter of 2007, the Company began recognizing as additional R&D expense the portion of Bayer HealthCare’s VEGF Trap-Eye development expenses that the Company is obligated to reimburse.
Selling, general, and administrative (SG&A) expenses increased to $11.4 million in the third quarter of 2008 from $9.3 million in the comparable quarter of 2007, and to $35.9 million in the first nine months of 2008 from $26.4 million in the same period of 2007. In the first nine months of 2008, the Company incurred SG&A costs associated with the launch of ARCALYST® (rilonacept). In addition, the Company incurred higher compensation expense and recruitment costs associated with expanding the Company’s SG&A headcount, higher professional fees related to various general corporate matters, and higher SG&A facility-related costs.
Other Income and Expense
Investment income decreased to $3.7 million in the third quarter of 2008 from $5.8 million in the comparable quarter of 2007 and to $15.5 million in the first nine months of 2008 compared to $19.4 million in the first nine months of 2007 due primarily to lower yields on the Company’s cash and marketable securities.
During the first nine months of 2008, the Company repurchased $82.5 million in principal amount of its 5.5 percent Convertible Senior Subordinated Notes. In connection with the repurchased notes, the Company recognized a $0.9 million loss on early extinguishment of debt. The remaining $117.5 million of these notes were repaid in full upon their maturity in October 2008.
Income Tax Expense
In the third quarter of 2008, the Company incurred and paid income tax expense, consisting primarily of alternative minimum tax, of $3.1 million, which resulted from the utilization of certain net operating loss carry-forwards for tax purposes that would otherwise have expired over the next several years.
About Regeneron Pharmaceuticals
Regeneron is a fully integrated biopharmaceutical company that discovers, develops, and commercializes medicines for the treatment of serious medical conditions. In addition to ARCALYST® (rilonacept) Injection for Subcutaneous Use, its first commercialized product, Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, and inflammatory diseases, and has preclinical programs in other diseases and disorders. Additional information about Regeneron and recent news releases are available on Regeneron’s web site at www.regeneron.com

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, development programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of Regeneron’s drug candidates, determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize its product and drug candidates, competing drugs that are superior to Regeneron’s product and drug candidates, uncertainty of market acceptance of Regeneron’s product and drug candidates, unanticipated expenses, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement, including Regeneron’s agreements with the sanofi-aventis Group and Bayer HealthCare, to be canceled or to terminate without any product success, risks associated with third party intellectual property, and other material risks. A more complete description of these and other material risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended June 30, 2008. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.
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Contacts Information:
Laura Lindsay
Investor Relations	Media Relations
914.345.7640	914.345.7800
invest@regeneron.com	laura.lindsay@regeneron.com

Kelly Hershkowitz
Media Relations
212.845.5624
khershkowitz@biosector2.com

REGENERON PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	September 30,	December 31,
	2008	2007

ASSETS
Cash, restricted cash, and marketable securities	$692,861	$846,279
Receivables	42,206	18,320
Property, plant, and equipment, net	72,825	58,304
Other assets	17,999	13,355

Total assets	$825,891	$936,258

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$44,772	$39,232
Deferred revenue	226,683	236,759
Notes payable	117,503	200,000
Stockholders’ equity	436,933	460,267

Total liabilities and stockholders’ equity	$825,891	$936,258

REGENERON PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2008	2007	2008	2007

Revenues
Contract research and development	$52,878	$12,311	$149,914	$41,873
Technology licensing	10,000	10,000	30,000	18,421
Net product sales	2,706		2,706

	65,584	22,311	182,620	60,294

Expenses
Research and development	73,855	51,689	201,702	136,788
Selling, general, and administrative	11,368	9,289	35,857	26,426
Cost of goods sold	292		292

	85,515	60,978	237,851	163,214

Loss from operations	(19,931)	(38,667)	(55,231)	(102,920)

Other income (expense)
Investment income	3,674	5,840	15,513	19,424
Interest expense	(1,772)	(3,011)	(7,457)	(9,033)
Loss on early extinguishment of debt	(7)		(938)

	1,895	2,829	7,118	10,391

Net loss before income tax expense	(18,036)	(35,838)	(48,113)	(92,529)

Income tax expense	3,079		3,079

Net loss	$(21,115)	$(35,838)	$(51,192)	$(92,529)

Net loss per share amounts, basic and diluted	$(0.27)	$(0.54)	$(0.65)	$(1.40)

Weighted average shares outstanding, basic and diluted	78,937	66,069	78,706	65,861